Exhibit 99.1

Purple Innovation Reports Record First Quarter 2020 Results

First Quarter Net Revenue Increased 46% to $122.4 Million

First Quarter Net Income Improved to $20.0 Million

First Quarter Adjusted EBITDA Increased 71% to $10.6 Million

Cash and Cash Equivalents at April 30, 2020 Increased to $62.5 Million

Lehi, Utah, May 11, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the first quarter ended March 31, 2020.

First Quarter Financial Summary (Comparisons versus First Quarter 2019)1

●	Net revenue increased 46.3% to $122.4 million, compared to $83.6 million.
o	Direct-to-Consumer (DTC) revenue increased 50%; Wholesale revenue increased 39%
●	Gross margin improved to 43.5% compared to 40.7%.
●	Operating expenses as a percent of net revenue were 37.3% compared to 35.0%.
●	Operating income was $7.5 million compared to operating income of $4.8 million.
●	Net income was $20.0 million compared to a net loss of $(0.7) million. The first quarter 2020 included a $13.6 million non-cash gain associated with the change in fair value of warrant liabilities. The first quarter 2019 included a $6.3 million non-cash expense associated with the loss on extinguishment of debt, partially offset by a $1.7 million gain from a change in fair value of warrant liabilities.
●	EBITDA was $22.8 million compared to $0.9 million. Adjusted EBITDA was $10.6 million compared to $6.2 million.

“Our first quarter performance improved significantly year-over-year despite the challenges created by the COVID-19 pandemic,” said Joe Megibow, Chief Executive Officer. “We entered the new year with great momentum in our business and strategies in place to build on our recent performance. The outbreak of COVID-19 in mid-March significantly disrupted our plans, particularly for our wholesale channel as most states enacted temporary shutdowns of non-essential businesses and shelter-at-home directives. We reacted quickly to the changing environment by scaling back mattress production, furloughing employees, postponing investments in capacity and retail showroom expansion, and deferring executive and board compensation to preserve liquidity and pivoting the majority of our time and resources to our digital channel to capitalize on the accelerated shift towards online purchasing. Our recent actions have contributed to a strong start to the second quarter highlighted by a triple digit percentage increase in DTC sales and significant cash generation for the month of April.”

1 Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Second Quarter Preview

Following a temporary slowdown in direct-to-consumer sales in late March after initial shelter-at-home directives were announced, demand accelerated sharply in the first weeks of April. Because the Company is vertically integrated with entirely domestic production facilities, Purple was able to adapt quickly to both increased demand and shifts in product-mix. Additionally, with significantly more sales in DTC, Purple saw margin improvement across the board. Regarding supply chain, the majority of its raw materials and components are sourced domestically, which has reduced the Company’s vulnerability to global uncertainty arising from the COVID-19 pandemic. The following summarizes Purple’s business and operations early in the second quarter of 2020.

●	April 2020 DTC orders increased more than 170% to approximately $54 million compared with the same month last year driven by growth in mattresses as well as ancillary products including pillows, sheets, and especially seat cushions.
●	To meet increased DTC demand, the company ended its temporary furlough for the vast majority of manufacturing personnel and is currently operating at nearly full capacity ahead of the Memorial Day promotional period.
●	Max 6 machine is now running to add capacity with Max 7 in final stages of completion. Max 7 expected to be producing by the end of May.
●	While wholesale sales were down 42.7% in April year-over-year, weekly wholesale orders have started to increase on a sequential basis.
●	Receivables are current on contract terms with most wholesale partners and closely monitoring future orders to manage exposure to collection risk.
●	Cash and cash equivalents increased 136.4% to $62.4 million at April 30, 2020 from $26.4 million at March 31, 2020 driven by accelerated growth in DTC sales, a substantial reduction in inventory, the collection of several wholesale partner receivables and the cash preservation steps mentioned previously.

Results from April 2020 may not be representative of results for the three months ended June 30, 2020 or the year ended December 31, 2020. While we observed some favorable developments in our operating results for the month of April 2020, there is no guarantee that such trends will continue, or that our operating results will not decline.

First Quarter 2020 Review

First quarter 2020 net revenue increased 46.3% to $122.4 million, compared to $83.6 million in the first quarter of 2019. The increase in net revenue was driven by strong growth in mattress sales in the DTC channel along with higher demand for pillows, sheets and seat cushions combined with higher wholesale revenue due to more partner doors compared to the same period last year.

Gross margin for the first quarter 2020 improved to 43.5% compared to 40.7% in the year ago period. The 280 basis point increase in gross margin year-over-year was attributable to efficiencies in operations and logistics along with benefits from product and channel mix. DTC channel revenue, which carries higher gross margins than our wholesale channel, comprised approximately 66% of net revenue for the quarter, compared with approximately 64% in the same quarter last year, and 64% in the fourth quarter of 2019.

Operating expenses were $45.7 million in the first quarter 2020 compared to $29.3 million in the prior year period. As a percent of net revenue, operating expenses were 37.3% compared with 35.0% in the year ago period. The increase in operating expenses was primarily attributable to higher marketing spend aimed at driving demand in the current quarter as well as the addition of company-owned retail showrooms in the 4th quarter 2019. For the first quarter 2020, marketing and sales expense as a percent of net revenue increased to 30.0% compared with 28.7% last year due to lower marketing expenses incurred in the year ago period as a result of shifting marketing expenses until later in 2019.

Operating income increased 56% to $7.5 million for the first quarter 2020 compared to operating income of $4.8 million in the prior year period.

Net income was $20.0 million for the first quarter 2020 compared to a net loss of $(0.7) million in the year ago period. The first quarter 2020 included a $13.6 million non-cash gain associated with the change in fair value of warrant liabilities. The first quarter 2019 included a $6.3 million non-cash expense associated with the loss on extinguishment of debt, partially offset by a $1.7 million gain from a change in fair value of warrant liabilities.

EBITDA for the first quarter 2020 was $22.8 million compared to $0.9 million in the first quarter 2019. Adjusted EBITDA, which excludes the adjustment for non-cash gain associated with the change in fair value of warrant liabilities, non-cash expense associated with the loss on extinguishment of debt, intangible asset adjustments, Tax Receivable Agreement expense, non-cash stock based compensation, legal fees, interim CFO & consulting costs, and severance, was $10.6 million, compared to adjusted EBITDA of $6.2 million in the prior year period.

Balance Sheet

As of March 31, 2020, the Company had cash and cash equivalents of $26.4 million compared to $33.5 million as of December 31, 2019.

Inventories as of March 31, 2020 totaled $42.1 million compared with $47.6 million as of December 31, 2019.

Outlook

For the year ending December 31, 2020, the Company previously withdrew guidance as a result of uncertainty due to the COVID-19 pandemic. Due to the continued uncertainty in the overall economy, the Company is not providing an update at this time.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, May 11, 2020 at 4:30 p.m. Eastern Time. To access the call dial 855-327-6837 (domestic) or 631-891-4304 (international) at 4:25 p.m. ET and provide the Conference ID: 10009495. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements previewing our second quarter sales, demand for our products, production capacity and liquidity. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, and Adjusted EBITDA are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
For information regarding Purple products, please contact:
Savannah Hobbs
Director of Purple Communications
savannah@purple.com

PURPLE INNOVATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)

(unaudited)

	March 31,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$26,378	$33,478
Accounts receivable, net	23,270	28,692
Inventories, net	42,112	47,628
Prepaid inventory	1,033	879
Other current assets	5,687	3,442
Total current assets	98,480	114,119
Property and equipment, net	36,092	31,979
Intangible assets, net	2,813	1,101
Other long-term assets	525	525
Total assets	$137,910	$147,724

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$37,163	$50,240
Accrued sales returns	6,737	7,271
Accrued compensation	7,153	7,954
Customer prepayments	3,538	6,258
Accrued sales tax	4,351	5,602
Other current liabilities	9,258	9,540
Total current liabilities	68,200	86,865
Long-term debt, related-party	36,774	35,399
Warrant liabilities	7,989	21,622
Other long-term liabilities, net of current portion	9,833	8,570
Total liabilities	122,796	152,456
Commitments and contingencies (Note 11)
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 23,622 issued and outstanding at March 31, 2020 and 22,494 issued and outstanding at December 31, 2019	2	2
Class B common stock; $0.0001 par value, 90,000 shares authorized; 30,270 issued and outstanding at March 31, 2020 and 31,394 issued and outstanding at December 31, 2019	3	3
Additional paid-in capital	5,955	5,990
Accumulated earnings (deficit)	486	(8,349)
Total stockholders’ equity (deficit)	6,446	(2,354)
Noncontrolling interest	8,668	(2,378)
Total equity (deficit)	15,114	(4,732)
Total liabilities and stockholders’ equity (deficit)	$137,910	$147,724

PURPLE INNOVATION, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2020	2019

Revenues, net	$122,375	$83,648
Cost of revenues	69,193	49,579
Gross profit	53,182	34,069
Operating expenses:
Marketing and sales	36,684	24,017
General and administrative	7,548	4,565
Research and development	1,445	690
Total operating expenses	45,677	29,272
Operating income	7,505	4,797
Other income (expense):
Interest expense	(1,389)	(1,144)
Other income (expense), net	(32)	229
Loss on extinguishment of debt	—	(6,299)
Change in fair value – warrant liabilities	13,633	1,697
Total other income (expense), net	12,212	(5,517)
Net income (loss) before income taxes	19,717	(720)
Income tax benefit	284	—
Net income (loss)	$20,001	$(720)
Net income (loss) attributable to noncontrolling interest	11,166	(590)
Net income (loss) attributable to Purple Innovation, Inc.	$8,835	$(130)
Net income (loss) per share:
Basic	$0.39	$(0.02)
Diluted	$0.11	$(0.02)
Weighted average common shares outstanding:
Basic	22,675	8,437
Diluted	25,580	8,437

PURPLE INNOVATION, INC.

 Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$20,001	$(720)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	1,778	722
Non-cash interest	1,375	732
Loss on extinguishment of debt	—	6,299
Gain on change in fair value - warrant liabilities	(13,633)	(1,697)
Tax receivable agreement expense	122	—
Stock-based compensation	250	73
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	5,422	(9,448)
Decrease (increase) in inventories	5,516	(2,401)
Increase in prepaid inventory and other assets	(2,399)	(683)
Increase (decrease) in accounts payable	(13,217)	1,179
Decrease in accrued sales returns	(534)	(268)
Increase (decrease) in accrued compensation	(801)	463
Decrease in customer prepayments	(2,720)	(3,187)
Increase (decrease) in other accrued liabilities	(1,421)	646
Net cash used in operating activities	(261)	(8,290)

Cash flows from investing activities:
Purchase of property and equipment	(4,520)	(932)
Investment in intangible assets	(2,328)	(64)
Net cash used in investing activities	(6,848)	(996)

Cash flows from financing activities:
Proceeds from related-party debt	—	10,000
Proceeds from exercise of warrants	12	—
Payments for debt issuance costs	—	(758)
Principal payments on capital lease obligations	(3)	(6)
Net cash provided by financing activities	9	9,236

Net decrease in cash	(7,100)	(50)
Cash, beginning of the period	33,478	12,232
Cash, end of the period	$26,378	$12,182

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$14	$—
Cash paid during the period for income taxes	$63	$—

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$883	$438
Non-cash leasehold improvements	$615	$—
Accrued distributions	$196	$—
Tax Receivable Agreement liability	$221	$—

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

(unaudited)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA and adjusted EBITDA. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended March 31,
	2020	2019

GAAP net income (loss)	$20,001	$(720)
Interest expense	1,389	1,144
Other income, net	(90)	(229)
Depreciation and amortization	1,778	722
Income tax benefit	(284)	—
EBITDA	22,794	917
Adjustments:
Debt extinguishment and warrant liability	(13,633)	4,602
Stock-based compensation expense	250	73
Product reserve	808	—
Tax Receivable Agreement expense	122	—
Legal fees	231	141
Interim CFO and consulting	—	186
Severance and executive search costs	43	273
Adjusted EBITDA	$10,615	$6,192